Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject: THIRD QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — APRIL 5, 2013

SKYLINE REPORTS RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS

Skyline’s net sales for the third quarter of fiscal year 2013 were $36,986,000 as compared to $36,805,000 in the third quarter of fiscal 2012. For the first nine months of fiscal 2013, net sales were $128,742,000 as compared to $132,385,000 in the first nine months of fiscal 2012.

Net sales for Skyline’s housing segment were $22,114,000 in the third quarter of fiscal 2013 as compared to $19,065,000 in the third quarter of fiscal 2012. For the first nine months of fiscal 2013, net sales were $81,571,000 as compared to $80,368,000 in the first nine months of fiscal 2012.

Net sales for Skyline’s recreational vehicle segment were $14,872,000 in fiscal 2013’s third quarter as compared to $17,740,000 for the third quarter of fiscal 2012. For the first nine months of fiscal 2013, net sales were $47,171,000 as compared to $52,017,000 for the same period a year ago.

Skyline reported a net loss of $5,365,000, or $.64 per share, in the third quarter of fiscal 2013 as compared to a net loss of $7,387,000, or $.88 per share, in the third quarter of fiscal 2012. For the first nine months of fiscal 2013, net loss was $10,558,000, or $1.26 per share, compared to a net loss of $17,654,000, or $2.10 per share, for a year ago. Included in current year’s pretax loss for the first nine months was a $1,411,000 gain on the sale of idle property, plant and equipment. Likewise, prior year’s pretax loss for the first nine months included a $2,500,000 gain on the sale of idle property, plant and equipment.

Skyline continues to maintain a balance sheet with no debt and a significant position of its working capital in cash and U.S. Treasury Bills. This financial strength, along with experienced employees and initiatives to increase revenues and reduce costs, should assist the Corporation in meeting challenges as they occur.

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BRINGING AMERICA HOME. BRINGING AMERICA FUN.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	February 28,	February 29,	February 28,		February 29,
	2013	2012	2013		2012
Net sales	$36,986	$36,805	$128,742		$132,385

Loss before income taxes	(5,365)	(7,387)	(10,558	)(A)	(17,654	)(B)
Benefit from income taxes	—	—	—		—

Net loss	$(5,365)	$(7,387)	$(10,558)		$(17,654)

Basic loss per share	$(.64)	$(.88)	$(1.26)		$(2.10)

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244		8,391,244

(A)	Includes $1,411 gain on sale of idle property, plant and equipment.
(B)	Includes $2,500 gain on sale of idle property, plant and equipment.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited)
	February 28,	February 29,
	2013	2012
ASSETS
Cash, restricted cash and temporary cash investments	$16,258	$30,744
Accounts receivable	13,714	11,716
Note receivable, current	46	—
Inventories	10,340	9,170
Other current assets	3,183	2,614

Total Current Assets	43,541	54,244
Note receivable, long-term	1,643	—
Property, Plant and Equipment, net	19,039	21,947
Other Assets	6,165	6,019

Total Assets	$70,388	$82,210

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$3,560	$3,093
Accrued liabilities	13,244	13,611

Total Current Liabilities	16,804	16,704

Other Deferred Liabilities	7,978	7,632

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	106,110	118,378
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	45,606	57,874

Total Liabilities and Shareholders’ Equity	$70,388	$82,210